                                                                     EXHIBIT 2.4

                         SALE AND ASSIGNMENT AGREEMENT

This SALE AND ASSIGNMENT AGREEMENT (hereinafter referred to as "the Agreement") is made and entered into as of January 27, 2000, by and between MARK
SAVORETTI ("Seller"), an individual resident of the State of Florida, and SPARTAN CAPITAL MANAGEMENT, INC. ("Buyer") a Delaware corporation.

                               R E C I T A L S:

     A. WHEREAS, Seller has good and clear title in and to certain tangible and intangible personal and intellectual property (the "Assets") by virtue of the following set of circumstances:

     (i) As of January 29, 1997, Applied Information Systems, Inc., a Montana corporation, ("AIS") was in default under certain payment obligations owed to Seller, which obligations were secured by a first-position security interest in certain tangible and intangible personal and intellectual property (the "Assets") which Seller held as a secured creditor of AIS;

     (ii) Seller subsequently acquired all rights, title and interest in and to the Assets through strict foreclosure pursuant to M.C.A. (S) 30-9-505(2)(a);

     (iii) Seller subsequently entered into an Asset Sale and Purchase Agreement dated April 14, 1997, wherein Seller agreed to sell, transfer and convey the Assets to Orbit Network, Inc., a Delaware corporation ("Orbit Network");

     (iv) Pursuant to the Asset Sale and Purchase Agreement, and as a material part of the purchase price of the Assets, Orbit Network executed and delivered to Seller a Promissory Note dated April 14, 1997, in the principle sum of $771,000, and further granted Seller a purchase money security interest in the Assets by executing a Security Agreement;

     (v) Seller duly perfected Seller's purchase money security interest in the Assets by filing the Financing Statements in the offices of the Montana Secretary of State and California Secretary of State;

     (vi) On November 5, 1998, Seller filed an action in Federal District Court for the District of Montana seeking to foreclose Seller's security interest in the Assets (the "Civil Action") pursuant to M.C.A.(S) 30-9-101, et seq.;

     (vii) As of the date set forth above, the Civil Action is proceeding towards a stipulated Judgment entered in favor of Seller, which grants Seller full title and possession in and to the Assets (the "Foreclosure Judgment");

     B. WHEREAS, Seller now desires to sell and deliver the all of his right, title and interest in and to the Assets to the Buyer, and Buyer desires to acquire, accept, and receive the Assets from Seller for use in Buyer's future business operations, all upon the terms and conditions set forth herein,.

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

                              A G R E E M E N T S:
                              --------------------

1.   Sale of Assets: In consideration of the mutual covenants, representations,
     --------------
     and obligations contained in this Agreement, Seller does hereby sell, transfer, convey, assign, and deliver to Buyer, and Buyer agrees to purchase, accept and receive from Seller, all of the Seller's right, title and interest in and to the specific items of tangible and intangible personal property and intellectual property owned by the Seller specifically identified and listed in the Security Agreement attached hereto as Exhibit "A" and by this reference incorporated herein (the
               ----------
     "Assets"). The sale, transfer, conveyance, assignment, and delivery of the Assets from the Seller to the Buyer shall be evidenced by a Bill of Sale which the Seller agrees to execute and deliver to Buyer simultaneously with the execution of this Agreement. In addition to the Bill of Sale, the Seller hereby agrees to hereinafter properly execute and deliver to Buyer, upon Buyer's reasonable request, any such additional documentation or instruments as may be reasonably necessary to evidence and establish the sale, transfer, conveyance, and assignment of all right, title, and interest in and to the Assets from the Seller to the Buyer. If the Seller fails to provide any such documentation or instruments within ten (10) business days after the Seller receives a written request from the Buyer for the same, then the Seller hereby appoints Buyer as his limited attorney in fact, with the power to execute the requested documents or instruments in the Seller's name as the Buyer deems reasonably necessary in its discretion, and any such documents or instruments shall have the same force and effect as if signed by the Seller.

2.   Purchase Price: In consideration for the Seller's sale and transfer of
     --------------
     Assets as set forth in Section 1 above, Buyer hereby covenants, represents, warrants and agrees to the following:

     (a)  $50,000 Cash Payment to Seller. Simultaneously with the execution of
          ------------------------------
          this Agreement, Buyer shall pay to Seller a cash payment in the sum of Fifty Thousand Dollars ($50,000). Buyer shall pay the cash payment of $50,000 to Seller in immediately available and collectible funds in the form of a bank wire transfer directly into the following designated bank account:

          Name of Bank:     First Union
          Routing Number:   063000021

          Name of Account:  Gail L. Allen
          Account Number:   1090005764101
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     (b)  $10,000 Cash Payment to Seller's Legal Counsel. The Parties
          ----------------------------------------------
          acknowledge and recognize that the law firm of Worden, Thane & Haines, P.C. (referred to herein as "WTH") of Missoula, Montana has served as Seller's legal counsel in the Civil Action. The Parties further acknowledge and agree that WTH has a lien upon Seller's Claims in the Civil Action, including any proceeds thereof, pursuant to M.C.A. (S) 37-61-420, which lien shall not exceed the sum of Twenty-Five Thousand Dollars ($25,000). Buyer desires to acquire all of Seller's rights in the Assets free and clear of any lien authorized under M.C.A. (S) 37-61-420. Accordingly, Seller hereby authorizes and instructs Buyer to pay to WTH a cash payment in the sum of Ten Thousand Dollars ($10,000), immediately upon execution of this Agreement, in partial satisfaction of sums due and owing by Seller to WTH. Buyer agrees to pay WTH a cash payment in the sum of Ten Thousand Dollars ($10,000) in immediately available and collectible funds in the form of a bank wire transfer directly into the following designated bank account:

          Name of Bank:     First Interstate Bank
                            Missoula Office
          Address of Bank:  101 East Front
                            Missoula, MT  59802
          Routing Number:   092901683
          Name of Account:  Worden, Thane & Haines, P.C.
          Account Number:   1400922793

     (c)  Issuance of Shares. Buyer shall transfer to Seller Three Million
          ------------------
          (3,000,000) shares of the common stock of OrbitTravel.com, Inc, a Delaware corporation (the "Shares"), which Shares are currently held in Buyer's account. The Shares shall be fully-paid, non-assessable, and evidenced by four (4) separate and distinct stock certificates to be issued in the name of Seller, with each such stock certificate representing Seven Hundred and Fifty Thousand (750,000) Shares. The parties understand and agree that the Shares will be subject to the following registration rights and transfer restrictions:

          (1)  Shares Subject to Registration Rights. Buyer hereby represents
               -------------------------------------
               and warrants to Seller the Shares will be registered for sale immediately upon the effective filing of a Form SB-2 Registration Statement with the Securities and Exchange Commission ("SEC").

          (2)  Transfer Restrictions.  The Shares will be subject to the
               ---------------------
               following "staggered lockup" transfer restrictions under which Seller may sell, transfer, trade or otherwise dispose of the Shares at the following times and in the following amounts:

          (A)  Immediately upon the effective date of registration of the

               Shares with the SEC, Seller shall have the unrestricted right to sell, transfer, trade or otherwise dispose of any number of the Shares not to exceed twenty five percent (25%) of the total Shares;

          (B) Commencing ninety (90) days following the effective date of registration of the Shares with the SEC, Seller shall have the unrestricted right to sell, transfer, trade or otherwise dispose of any number of the Shares not to exceed fifty percent (50%) of the total Shares;

          (C) Commencing one hundred and eighty (180) days following the effective date of registration of the Shares with the SEC, Seller shall have the unrestricted right to sell, transfer, trade or otherwise dispose of any number of the Shares not to exceed seventy five percent (75%) of the total Shares;

          (D) Commencing two hundred and seventy (270) days following the effective date of registration of the Shares with the SEC, Seller shall have the unrestricted right to sell, transfer, trade or otherwise dispose of all or any portion of the 3,000,000 Shares; and

          (E) Any additional restrictions imposed by federal and/or state securities laws.

(d)  $535,000 Buyer Note. Simultaneously with the execution of this Agreement,
     -------------------
     Buyer shall execute and deliver to and in favor of Seller a Promissory Note in the amount of $535,000.00 (the "Buyer Note") in the form attached hereto as Exhibit "B" attached hereto and by this reference incorporated herein. Pursuant to the terms of the Buyer Note, Buyer shall have an unconditional obligation to pay Seller the principal sum of $535,000.00, together with accrued interest thereon at the rate of ten percent (10%) per annum commencing on the Closing Date. The Buyer Note shall become immediately due and payable in full upon the earliest date to occur of the following: (i) ) that date upon which OrbitTravel.com, Inc., Divot Golf Corporation, or the Buyer receives any money, proceeds or other consideration resulting from any filing of a registration statement with the SEC or any public sale of securities to be issued by either OrbitTravel.com, Inc., Divot Golf Corporation, or the Buyer; or (ii) that date which is 180 days following the Effective Date of this Agreement. Buyer represents, warrants and guarantees that the Buyer Note shall be satisfied and paid from any of the money, proceeds or other consideration received by Buyer from the sale of securities. Buyer represents, warrants and guarantees that the Buyer Note shall be disclosed as a payment obligation and a portion of the "use of proceeds" with respect to any registration statement hereafter filed by or on behalf of OrbitTravel.com,

     Inc. with the SEC, including, but not limited to, any Registration Statement. In addition to the foregoing, Buyer agrees to the following terms and conditions.

     (1)  Guarantee of Buyer Note: Buyer's payment obligations under the Buyer
          -----------------------
          Note shall be unconditionally guaranteed by OrbitTravel.com, Inc. and Divot Golf Corporation, which guarantee shall be reflected in the Note.

     (2)  Prepayment of Buyer Note. Buyer shall be entitled to prepay at any
          ------------------------
          time, without penalty, all or any portion of the unpaid principal balance outstanding under Buyer Note.

     (3)  Due on Sale or Transfer. If Buyer sells, transfers, conveys, assigns,
          -----------------------
          delivers or otherwise disposes of all or any portion of the Assets, otherwise than in the normal and ordinary course of Buyer's continuing and on-going business operations, without Seller's prior written consent, then the entire outstanding principal balance due from Buyer under Buyer Note, together with any accrued but unpaid interest and any late payment charges due thereon, shall immediately become due and payable.

     (4)  Grant of Security Interest to Seller. To secure Buyer's complete,
          ------------------------------------
          timely and full performance of Buyer's obligations under this Agreement and the Buyer Note executed by Buyer in accordance with this Agreement, Buyer hereby grants to Seller a first-position security interest in and to the Assets, together with any and all proceeds derived therefrom. Buyer agrees to execute a security agreement in favor of Seller as the secured party. In the event Buyer fails to timely and fully make all payments due and owing to Seller under this Agreement or the Buyer Note, or otherwise fails to timely satisfy and perform all other duties and obligations under this Agreement or any documents or instruments executed in accordance with this Agreement, then Seller may, at Seller's sole option, elect to exercise any and all of Seller's rights and remedies under the Uniform Commercial Code adopted in Montana or in any other state having jurisdiction over the Collateral.

(e)  $15,000 Payment to Seller's Legal Counsel. Buyer desires to acquire all of
     -----------------------------------------
     Seller's rights in the Assets free and clear of any lien authorized under M.C.A. (S) 37-61-420. Accordingly, in addition to the cash payment to WTH under Section 2(b) of this Agreement, Seller hereby authorizes and instructs Buyer to pay to WTH an additional cash payment in the sum of Fifteen Thousand Dollars ($15,000) in complete satisfaction of all other sums due and owing by Seller to WTH. The $15,000 cash payment from Buyer to WTH shall become immediately due and payable in full upon the earliest date to occur of the following: (i) that date upon which the Buyer receives any money, proceeds or other consideration resulting from any filing of a registration statement with the SEC or any public sale of securities to be issued by OrbitTravel; or (ii) that date which is 180 days following the Effective Date of this Agreement. Any sum due and owing to WTH under this Section 2(e) shall be paid by Buyer prior to the payment of any sums to Seller under Section 2(c) of this Agreement. Buyer shall pay WTH the cash payment in the sum of $15,000 in immediately available and collectible funds in the form of a bank wire transfer directly into the bank account designated in Section 2(b) of this Agreement.

     Notwithstanding anything contained in this Agreement to the contrary, Seller shall remain responsible for and agrees to satisfy in full any and all sums due and owing to WTH with respect to legal services rendered by WTH to Seller in the Civil Action.

(f)  Consulting Agreement with Seller. Simultaneously with the execution of this
     --------------------------------
     Agreement, Buyer shall enter into and execute a Consulting Agreement to hire and retain Seller as an independent contractor to provide professional consulting services to Buyer. Pursuant to the terms of the Consulting Agreement, Buyer shall pay Seller the total sum of Two Hundred Twenty Five Thousand Dollars ($225,000.00), payable in thirty-six (36) equal monthly installments of Six Thousand Two Hundred Fifty Dollars ($6,250.00) per installment. The term of the Consulting Agreement shall be for a period of 36 months commencing on the Closing Date, and may not be terminated prior to the end of such 36-month term without Seller's prior written consent. In the event Buyer attempts to terminate such Consulting Agreement prior to expiration of the 36-month term, then Buyer shall immediately become obligated to pay all remaining sums owing to Seller for the remaining term of the Consulting Agreement.

(g)  Consulting Agreement With Gail L. Allen. In addition to the Seller
     ---------------------------------------
     Consulting Agreement, simultaneously with the execution of this Agreement Buyer shall also enter into and execute a Consulting Agreement to hire and retain Gail L. Allen as an independent contractor to provide professional consulting services to Buyer. The Consulting Agreement with Gail L. Allen shall contain the same terms as those set forth in the Consulting Agreement entered into by and between Buyer and Seller.

(h)  Assumption and Satisfaction of Jansec and Pierre Equipment Leases.
     -----------------------------------------------------------------

     Buyer acknowledges that AIS, Orbit Network and Seller are in default and have failed to pay all sums due and owing under the following Equipment
     Leases: (i) Equipment Lease with Pierre; and (ii) Equipment Lease with Jansec. Buyer agrees to assume and become responsible for the timely and immediate payment, satisfaction, and discharge of any and all sums which are due and owing or may hereafter become due and owing by AIS, Orbit

          Network, or Seller under the above-referenced Equipment Leases.

3.   Representations and Warranties of Seller: Seller hereby represents and
     ----------------------------------------
     warrants to Buyer as follows:

     (a)  Seller's Interests: Seller hereby represents and warrants that,
          ------------------
          subject to subsection (i) below, Seller will transfer full and clear title to the Assets by virtue of the Foreclosure Judgment, and that Seller's interests in and to the Assets are senior and superior to those of any third person or entity. Seller further warrants that title to the Assets shall be delivered to Buyer free and clear of any lien, interest, or encumbrance, and that no third person or entity has claimed an interest in and to the Assets that may be senior to the interests of the Seller.

          (i)  Ginsberg Lien: . On or about February 5, 1997, Orbit Network
               -------------
               granted a security interest in all of its contract rights and general intangible personal property to Jerome Z. Ginsberg (the "Ginsberg Lien"), which security interest also included after-acquired assets. Seller makes the following representations with respect to the Ginsberg Lien:

               (A) Seller will undertake Seller's best efforts in the Civil Action to notify Ginsberg of the pending Civil Action and to foreclose the Ginsberg Lien as a subordinate lien in conjunction with the foreclosure sale of the Collateral in the Civil Action; and

               (B) To the extent that Ginsberg successfully obtains a judgment from a court of competent jurisdiction declaring the Ginsberg's holds a security interest in the Assets which has priority over Savoretti's security interest and that Ginsberg is entitled to levy upon and execute upon the Assets in satisfaction of Ginsberg's priority lien, then Seller agrees to indemnify the Buyer as set forth in the immediately following subparagraph (i)(C).

               (C) In the event Ginsberg successfully obtains a judgment from a court of competent jurisdiction declaring that Ginsberg holds a security interest in the Assets which has priority over Seller's security interest and that Ginsberg is entitled to levy upon and execute upon the Assets in satisfaction of Ginsberg's priority lien, then Seller shall indemnify Buyer from and against any amount payable to Ginsberg as a result of such action (through judgment, settlement, or otherwise), to the extent that the Ginsberg Lien is not satisfied by the Account Proceeds described in
                    Section 4(h) of this Agreement (the "Ginsberg Indemnification"). Seller shall have the right to participate in the defense of any action initiated by Ginsberg, and Buyer shall have the right to participate in any such defense. If Seller or the Buyer are unable to successfully defend any such action by Ginsberg, and Ginsberg obtains a judgment from a court of competent jurisdiction declaring that Ginsberg holds a security interest in the Assets which has priority over Seller's security interest and that Ginsberg is entitled to levy upon and execute upon the Assets in satisfaction of Ginsberg's priority lien, then Seller's obligation to indemnify the Buyer from and against the Ginsberg Lien shall be limited to the following:

                    (1) To the extent that the Ginsberg Lien is equal to or less than $115,000, then the Account Proceeds shall first be used to satisfy the Ginsberg Lien. If the Account Proceeds are insufficient to satisfy the amount of the Ginsberg Lien, then Seller shall then pay 100% of the difference between the amount of the Ginsberg Lien not in excess of $115,000 and the amount of the Account Proceeds; and

                    (2) If and to the extent that the Ginsberg Lien exceeds $115,000, then pay fifty percent (50%) of that portion of the Ginsberg Lien which exceeds $115,000.00 and the Buyer shall be responsible to pay fifty percent (50%) of that portion of the Ginsberg Lien which exceeds $115,000.00.

               (ii) EVI Lien: Electric Ventures, Inc. ("EVI") was also a party
                    --------
                    to the Security Agreement between Orbit Network and Seller concerning the Assets, and was granted a security interest in the Assets thereby. Seller has been informed by both OrbitTravel.com, Inc. and EVI that all cash amounts due to EVI have been paid, and that any promised Orbit Network share issuances have been effected. In reliance upon such representations, the Seller represents and warrants that he shall deliver the Assets free and clear of any claim by EVI.

          (b)  No Prior Pledge, Sale, or Assignment: As of the date of this
               ------------------------------------
               Agreement, Seller has not sold, assigned or otherwise pledged all or any portion of his right, title, and interest in and to the Assets to any third person or entity, nor has Seller agreed to any such sale, assignment, or pledge.

          (c)  No Bankruptcy: The Seller has not sought protection under any
               -------------
               bankruptcy statute, nor can any trustee in bankruptcy or any creditor of Seller lay claim to the Assets transferred in accordance with this Agreement.

          (d)  Indemnification: With the exception of the Ginsberg Lien, Seller
               ---------------
               hereby agrees to indemnify, defend, and hold harmless the Buyer, including its parent, affiliates, subsidiaries, successors, assigns, officers, directors, agents, and employees, from and against the amount of any and all final judgments (including, but not limited to, attorneys' fees, expert witness costs, court costs, and expenses) that may be entered against the Buyer in any forum, by reason of Seller's failure to assign all of his right, title and interest in and to the Assets being assigned and/or a breach by Seller of the representations set forth in this Section 3.

     (e)  Assignment of Security Interest. Upon execution hereof, Seller shall
          -------------------------------
          execute five (5) separate copies of UCC-3 forms reflecting the assignment of Seller's security interest in and to the Assets to the Buyer, and provide the Buyer with such executed UCC-3 forms. In the event any lien is hereafter asserted against the Assets following the execution of this Agreement by any person or entity which is not a party to this Agreement, and such lien does not have priority over or is subordinate to Seller's purchase money security interest, then the Buyer shall be entitled to exercise Seller's rights and remedies under the Uniform Commercial Code with respect to such subordinate lien.

     (f)  No Warranty: Seller sells, transfers, conveys, assigns and delivers
          -----------
          the Assets to the Buyer "AS IS" and "WHERE IS" and "WITH ALL FAULTS." With the exception of Seller's warranties with respect to title, Seller hereby disclaims all express or implied warranties with respect to Assets, including disclaimer of the implied warranty of merchantability and the implied warranty of fitness for a particular purpose.

4.   Representations and Warranties of Buyer: Buyer hereby represents and
     ---------------------------------------
     warrants to Seller as follows:

     (a) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation;

     (b) Buyer has the full power and authority to enter into, execute and deliver this Agreement and to perform and discharge its duties and obligations hereunder;

     (c) This Agreement constitutes a legal, valid and binding obligation of the Buyer which is enforceable against Buyer according to the terms contained herein;

     (d) Buyer is not in violation of any provision of its Articles of Incorporation, its Bylaws, or any other corporate or organizing instrument to which the Buyer is a party, and the execution and delivery of this Agreement and the consummation of the transaction contemplated herein will not result in any such violation;

     (e) Impairment. Buyer shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of ownership or assets, consolidation, merger, dissolution, bankruptcy proceeding, or any other voluntary or involuntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or the Buyer Note executed by Buyer in accordance with this Agreement, but will act at all times in good faith to assist all Parties in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of all Parties under this Agreement.

     (f)  No Knowledge. Buyer, each Guarantor, and their respective officers,
          ------------
          agents and representatives have no knowledge of:

          (1) Claims or demands being made against the Assets by any person or entity which is not a party to this Agreement, with the exception of EVI and Ginsberg;

          (2) Financial records or other information indicating that EVI has not received payment for any and all debts, obligations or other advances due and owing from Orbit Network to EVI, to the extent such debts, obligations or other advances are subject to the terms and conditions of the Security Agreement.

          (3) Any other recorded security interest in the Assets being transferred;

          (4) Any factors or conditions which would have a material adverse effect on the present or future financial condition of Buyer or its ability to satisfy and discharge its duties, obligations and liabilities as provided in this Agreement and any documents, instruments and agreements executed in connection with this Agreement.
     (g)  No Transfer of Assets: Until Buyer has satisfied, discharged, and
          ---------------------
          performed all of its obligations under this Agreement and pays Seller all sums due under the Buyer Note, Buyer will not sell, transfer, assign, or otherwise dispose of any of the Assets other than in the ordinary course of Buyer's continuing and ongoing business operations, without first obtaining Seller's prior written consent.

     (h)  Escrow Account: The Buyer hereby agrees to establish an escrow account
          --------------
          for the express purpose of satisfying the Ginsberg Lien, in the event the Seller is unsuccessful in his efforts to foreclose Ginsberg's security interest in the Assets. Buyer shall cause 50,000 shares of OrbitTravel.com common stock to be deposited in escrow (the "Escrowed Stock"). The Escrowed Stock shall be registered through the Form SB-2 Registration Statement referenced in Section 2(c)(1) of this Agreement. In the event that Ginsberg brings an action to foreclose the Ginsberg Lien, which action is reduced to a money judgment or settlement (the terms of which are agreed to by Buyer and Seller), the Buyer shall liquidate the Escrowed Stock at the market price, and shall utilize the proceeds (the "Account Proceeds") towards satisfaction of any such judgment or settlement. Seller shall retain any Account Proceeds that are in excess of any such judgment or settlement.

5.   Survival of Representations and Warranties. The Parties acknowledge and
     ------------------------------------------
     agree that all covenants, representations and warranties contained in this Agreement shall survive the Effective Date and the full satisfaction and performance of this Agreement by each Party. Notwithstanding the full satisfaction and performance of this Agreement by any Party, each Party shall be entitled to pursue any remedy available at law or in equity upon the occurrence of any breach or default by any other Party with respect to any term, condition, covenant, representation or warranty contained in this Agreement.

6.   Confidentiality. The Parties hereby agree that the terms and conditions of
     ---------------
     this Agreement shall remain absolutely confidential and, absent an order of a court of competent jurisdiction, shall not be disclosed or discussed by either Party or their respective attorneys or other representatives with any person, entity or governmental agency not a party to this Agreement. This provision does not prohibit any Party from discussing the terms of this Agreement with such Party's accountants or other legal advisors, provided, however, that all such individuals shall also agree to abide by the confidentiality provisions of this Agreement.

7.   Waiver. No waiver of any term, provision, or condition of this Agreement,
     ------
     whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or shall constitute, a waiver of any other provision hereof, whether or not similar, nor shall any such waiver constitute a continuing waiver, and no waiver shall be binding unless executed by the Party making such waiver.

8.   Time of Essence. Time will be of the essence in complying with the terms
     ---------------
     and conditions of this Agreement.

9.   Successors Bound By Agreement. This Agreement shall inure to the benefit of
     -----------------------------
     and be binding upon the Parties to this Agreement and their respective beneficiaries, successors in interest and assignees.

10.  Further Documents. Each Party shall execute such documents and instruments
     -----------------
     and take such other steps as may be necessary to accomplish the agreements, obligations and purposes set forth in this Agreement.

11.  Merger of Prior Agreements. This Agreement supersedes, merges and voids any
     --------------------------
     and all prior or contemporaneous discussions, negotiations, written or oral agreements and all undertakings between the Parties with respect to the subject matter hereof. The Parties hereby waive and release each other from any claims, actions or causes of action which relate in any manner to any prior discussions, negotiations, written or oral agreements, and undertakings between the Parties with respect to the subject matter hereof.

12.  Entire Agreement. This Agreement, including any exhibits and attachments
     ----------------
     hereto, embodies the entire agreement and understanding of the Parties and supersedes any and all oral or written understandings or agreements relating to its subject matter. There are no restrictions, promises, representations, warranties, covenants, or undertakings between the Parties other than those expressly set forth or referred to herein.

13.  Modification. This Agreement shall not be modified, altered, changed or
     ------------
     amended in any respect, except by a written agreement executed by the party against whom enforcement of the modification or amendment is sought.

14.  Attorney's Fees and Costs. If any Party deems it necessary to commence a
     -------------------------
     legal proceeding to enforce the terms of this Agreement or any document or instrument executed in accordance with this Agreement, the Parties agree that the breaching party or unsuccessful party will pay the reasonable attorney's fees and legal costs of any and all Parties, both at trial and on appeal. For purposes of this Section, a party shall be considered an "unsuccessful party" if such party is ordered, directed or required to pay more compensation or consideration under a settlement agreement or final judgment than any amount offered by the unsuccessful party, in writing, to settle the dispute prior to the commencement of a legal action.

15.  Delivery of Assets/Governing Law. The parties understand and agree that the
     --------------------------------
     Assets referenced in this Agreement are present and shall be delivered by the Seller in the State of Montana. Notwithstanding the foregoing, this Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, and the parties hereby consent to the jurisdiction of the courts of the State of New York and the Federal District Court for the Southern District of New York, without giving effect to any choice of law statutes, rules or principles.

16.  No Third Party Beneficiaries: This Agreement is made sole for the benefit
     ----------------------------
     of the parties to this Agreement and their respective successors and assigns, and no other person or entity shall have or acquire any right by virtue of this Agreement.

17.  Execution in Counterparts and Via Facsimile. This Agreement and all
     -------------------------------------------
     instruments or documents in accordance herewith may be executed in one or more counterparts or duplicates, and via facsimile, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date first set forth on Page 1 hereof.


SPARTAN CAPITAL MANAGEMENT, LLC,        MARK SAVORETTI
a Delaware corporation



By:  /s/ David Noosinow                 By: /s/ Mark Savoretti
    ------------------------               --------------------
                                            Mark Savoretti
Name:  David A. Noosinow
     -----------------------

Title: Executive Director
      ----------------------

                                   EXHIBIT "A"

                              DESCRIPTION OF ASSETS


         The Assets which are the subject of this Asset Sale and Purchase Agreement and which the Seller hereby sells, transfers, conveys, assigns and delivers to the Buyer in accordance with this Agreement are described as follows:

         (a) All right, title and interest in and to all items of tangible and intangible personal property and intellectual property owned, held or used in the management and operation of Applied Information Services, Inc. ("AIS"), a Montana corporation, which the Seller acquired from AIS through strict foreclosure under MCA ss. 30-9-505(2)(a), including, but not limited to, the Assets described in the "Asset List of Applied Information Services, Inc." attached hereto and made a part of this Exhibit "A";

         (b) WITH THE EXCEPTION OF ANY AIS CORPORATE RECORD BOOKS, MINUTES, SHAREHOLDER LISTS, ACCOUNTING RECORDS, PAYROLL RECORDS, FINANCIAL STATEMENTS AND TAX RECORDS WHICH THE SELLER DID NOT ACQUIRE THROUGH STRICT FORECLOSURE UNDER MCA SS. 30-9-502(2)(A), any other books, documents, accounts, correspondence, manuals, lists or other information pertaining to or relating to: (i) Trade secrets concerning the business and affairs of AIS; (ii) contracts rights and other intangible rights of AIS with respect to any of AIS's suppliers, distributors, vendors or customers; (iii) the fixed assets, equipment, inventory and supplies of AIS; (iv) AIS customer lists; (v) AIS customer registration files and databases; (vi) AIS vendor and supplier lists; (vii) AIS marketing, sales, promotional and other literary, written or video material, and applications for any and all of the foregoing; (viii) computer software and computer programs designed, developed, written or improved by AIS; and (ix) computer data, computer input, computer databases, technologies, systems and structures created by or used by AIS in the operation of its business and affairs;

         (c) All intellectual property rights, trade secrets and copyrights, whether patentable or nonpatentable and whether or not reduced to practice, or any other intangible property right of any kind which may be embodied in the assets of AIS which the Seller acquired from AIS through strict foreclosure under MCA ss. 30-9-505(2)(a), including, but not limited to: all licenses of and rights to use licenses for all revisions, enhancements, improvements, modifications, translations, abridgments, condensations and expansions developed or created by AIS, inventions, discoveries, trade secrets, processes, formulas, know-how, United States and foreign patents, patent applications, patent disclosures and all related continuations, continuations-in-part, divisional, reissue, reexamination, utility, model, certificate of invention and design patents, registrations and applications for registration of such inventions and patents, trade names, trademarks, trademark registrations, applications for trademark registrations, logos, copyrights, and copyright registrations owned or, where not owned, used by, AIS in its business;

         (d) WITH THE EXCEPTION OF AIS'S ACCOUNTS RECEIVABLE ACQUIRED BY AND RETAINED BY THE SELLER, all claims, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of setoff, rights of recoupment and all rights under warranties, in connection with any of the foregoing; and

         (e) Any and all other rights which the Seller now has or may hereafter acquire from AIS through strict foreclosure under MCA ss. 30-9-505(2)(a) as a secured creditor.

                                  EXHIBIT "B"

                                PROMISSORY NOTE

Principal Amount:                                New York, NY
$535,000.00                                     January 27, 2000
-----------


     FOR VALUE RECEIVED, the undersigned, Spartan Capital Management, Inc. ("Borrower"), promises to pay to the order of Mark Savoretti ("Lender"), in lawful money of the United States of America, the principal sum of Five Hundred Thirty Five Thousand and No/100 Dollars ($535,000.00) plus simple interest thereon from the date hereof until this Note is paid in full.

        Repayment of the Principal Sum. The Principal Sum shall be due and
        ------------------------------
payable in one (1) installment of Five Hundred Thirty Five Thousand and No/100 Dollars ($535,000) on the earlier of: (i) the receipt by the Borrower of proceeds from a Form SB-2 Registration Statement filed by OrbitTravel.com, Inc.; or (ii) 180 days following the date set forth above (the "Maturity Date").
                                                          -------------

        Interest: Interest shall accrue on the unpaid Principal Sum at the rate
        --------
of ten percent (10%) per annum. Accrued and unpaid interest shall be payable, together with the unpaid Principal Sum, on the Maturity Date. If the Maturity Date should fall on a weekend or national holiday, payment shall be due on the following business day. Interest on this Note shall be computed on the basis of the actual number of days elapsed during which the unpaid Principal Sum is outstanding, divided by a year of three hundred sixty-five (365) days. All payments under this Note shall be applied first to the payment of accrued and unpaid interest with the remainder applied to the unpaid Principal Sum in inverse chronological order.

     3. Events of Default: The occurrence of any of the events set out below
        -----------------
(Events of Default) shall, at the option of the Lender, make all interest and principal remaining on due under this Note immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind, except as specified herein:

     (a) Borrower shall fail to timely pay any installment of interest or principal in accordance with the terms of this Note, within ten (10) days after receipt of written notice of such failure from the Lender,;

     (b) Borrower shall file any petition or action for relief under any bankruptcy, arrangement, reorganization, insolvency, or moratorium law, or any other law or laws for the relief of or relating to debtors, or shall, with respect to any involuntary petition or action for relief under such law or laws, consent or fail to timely object to the relief requested in such petition;

     (c) An involuntary petition shall be filed under any bankruptcy statute against Borrower, or a receiver, trustee, custodian, or similar officer of the court shall be appointed to take possession of all or any substantial part of Borrower's properties, unless such petition or appointment is dismissed or withdrawn or ceases to be in effect within sixty (60) days from the date of the filing or appointment;

     4.     Notices: Any communications between the parties or notices provided
            -------
for in this Note may be given by mailing them, first class, postage prepaid, to Lender at:

     Mark Savoretti
     10075 Ulmerton Road
     Largo, FL 34641

And to Borrower at:
     Spartan Capital Management, Inc.
     One Union Square South, No. 10-J,
     New York NY 10003
     Attention:  Joseph R. Cellura

or to such other address as either party may indicate to the other in writing after the date of this Note.

     5. Assignment: This Note shall bind and inure to the benefit of the parties
        ----------
and their respective successors and assigns; provided, however, that Borrower shall not assign this Note or any of the rights, duties, or obligations of Borrower under this Note without the prior written consent of Lender.

     6. Governing Law: This Note shall be interpreted under the laws of the
        -------------
State of New York, without giving effect to the conflict of law principles thereof.


                              Spartan Capital Management, LLC
                              a Delaware Corporation



                              By: /s/ David A. Noosinow
                                 ---------------------------
                                  Authorized Signatory

                                   GUARANTEE
     Divot Golf Corporation, a Delaware corporation, and OrbitTravel.com, Inc., a Delaware corporation, acting jointly and severally, do herby unconditionally guarantee the full and timely satisfaction and performance of the Borrower's payment obligations under this Promissory Note. In the event of Borrower's default, Lender shall be entitled to immediately seek and obtain satisfaction and performance of Borrower's obligations from the Guarantors, either jointly or severally, without the obligation to first seek satisfaction or performance from the Borrower.


DIVOT GOLF CORPORATION


Per:  /s/ Joseph R. Cellura
    ---------------------------------------
     Joseph R. Cellura, Chairman and C.E.O.


ORBITTRAVEL.COM, INC.


Per:  /s/ Joseph R. Cellura
    ---------------------------------------
     Joseph R. Cellura, Chairman and C.E.O.